EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors of
The SCO Group, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-43822, No. 333-97865, No. 333-100105, No. 333-124101, No. 333-124102, No. 333-131349 and No. 333-131350) on Form S-8 of The SCO Group, Inc. of our report dated February 18, 2005, except as to Note 16, which is as of March 11, 2005, with respect to the consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended October 31, 2004, and the related financial statement schedule, which report appears in the October 31, 2006, annual report on Form 10-K of The SCO Group, Inc.
/s/ KPMG LLP
Salt Lake City, Utah
January 26, 2007